UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 13, 2008

NORTHEAST UTILITIES

(Exact name of registrant as specified in its charter)

Massachusetts	001-5324	04-2147929
(State or other jurisdiction of organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Federal Street, Building 111-4 Springfield, Massachusetts	01105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 665-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 -

Other Events

Item 8.01.

Other Events.

On March 13, 2008, Northeast Utilities (“NU”) and Consolidated Edison, Inc. (“Con Edison”) entered into a Settlement Agreement which settled all of the companies’ claims under the civil lawsuit between NU and Con Edison relating to the companies’ October 13, 1999 Agreement and Plan of Merger.  Under the terms of the Settlement Agreement, NU agreed to pay Con Edison $49.5 million, and the parties agreed to release each other from any and all claims or causes of action arising out of or relating to the Merger Agreement or the transactions or occurrences which form the basis for the claims and counterclaims now or previously asserted (or which could have been asserted) in the action.

The $49.5 million settlement will result in an after-tax charge to NU of approximately $30 million, or $0.19 per share, that will be reflected in the company's first-quarter 2008 results.  As a result of the charge, NU is increasing its projected parent and other company loss to between $0.30 per share and $0.35 per share in 20081 and, as a result, lowering its projected 2008 consolidated earnings per share (“EPS”) to between $1.45 per share and $1.70 per share.  Excluding the impact of the charge, NU's consolidated earnings guidance remains between $1.65 per share and $1.90 per share and its projected loss for the parent and other company segment remains between $0.10 per share and $0.15 per share.1

NU's projected five-year compound annual EPS growth rate remains between 8 percent and 11 percent, using the $1.59 per share NU earned in 2007 as a base.  This growth rate assumes that the company meets its previously disclosed capital investment and rate base projections and that it receives appropriate regulatory approvals, allowed returns and timely rate treatment for those investments.

For further information, please see “Item 3 – Legal Proceedings” of NU’s Annual Report on Form 10-K for the year ended December 31, 2007.

1 All per share amounts are reported on a fully diluted basis.  The only common equity securities that are publicly traded are common shares of NU.  The EPS amounts for the NU and other company segment do not represent a direct legal interest in the assets and liabilities allocated to any one segment but rather represents a direct interest in NU's assets and liabilities as a whole. EPS by segment is a measure not recognized under accounting principles generally accepted in the United States of America (GAAP) that is calculated by dividing the net income or loss of each segment by the average fully diluted NU common shares outstanding for the period.  Management uses this measure to provide segmented earnings guidance and believe that this measurement is useful to investors to evaluate the actual financial performance and contribution of NU’s business segments.  This non-GAAP measure should not be considered as an alternative to NU’s consolidated fully diluted EPS determined in accordance with GAAP as an indicator of NU’s operating performance.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHEAST UTILITIES (Registrant)
March 13, 2008	By: /s/ Gregory B. Butler
Gregory B. Butler Senior Vice President And General Counsel